Exhibit 10.12

Form of Participant Agreement

This Participant Agreement (this “Agreement”) is executed and agreed to as of [                ] (the “Effective Date”), by and between Atlas Sand Company, LLC, a Delaware limited liability company (the “Company”), and [                ] (the “Participant”) pursuant to the terms of that certain Atlas Sand Company Long Term Incentive Plan, as amended and restated effective May 28, 2018 (the “Plan”).

WHEREAS, capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings assigned to them in the Plan or, if not defined in the Plan, the Company Agreement.

WHEREAS, the Participant is an employee or other service provider of the Company or the Managers.

WHEREAS, the Plan authorizes the grant by the Company of Class P Units to employees and other service providers of the Company and the Managers.

WHEREAS, subject to the terms and conditions set forth in this Agreement and the Plan, the Company desires to issue to the Participant on the terms and conditions hereinafter set forth, and the Participant desires to accept on such terms and conditions, the number of Class P Units specified herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Participant agree as follows:

1. Issuance of Restricted Units. The Company hereby grants [                 ] Class P Units to the Participant effective as of the Effective Date. The Class P Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the United States Internal Revenue Service or other applicable law) and, therefore, the initial Capital Account associated with each such Class P Unit at the time of its issuance is equal to zero dollars ($0.00). The Profits Interest Hurdle for such Class P Units shall be $0.00. The Class P Units issued by the Company to the Participant pursuant this Agreement are referred to below as the “Restricted Units.”

2. Terms of Issuance.

(a) The Participant acknowledges and agrees that no provision contained in this Agreement shall entitle the Participant to remain an employee or service provider of, or otherwise be affiliated with, the Company or its Affiliates for any particular period of time.

(b) The Participant acknowledges and agrees that the Participant’s execution of this Agreement evidences the Participant’s intention to be bound by the terms of the Third Amended and Restated Limited Liability Company Agreement of Atlas Sand Company, LLC dated as of January 30, 2018 (as amended, supplemented or restated from time to time, the “Company Agreement”), in addition to the terms of the Plan and this Agreement. The Participant further acknowledges and agrees that the Restricted Units are subject to all of the applicable terms, conditions, and restrictions in the Company Agreement, the Plan and in this Agreement. On or prior to the Effective Date, the Participant shall have executed a Joinder Agreement to the Company Agreement in substantially the form attached hereto as Exhibit A.

(c) The Participant acknowledges and agrees to make a timely election under Section 83(b) of the Code in substantially the form attached hereto as Exhibit B with respect to the Restricted Units and to consult with the Participant’s tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. The Participant acknowledges that it is the Participant’s sole responsibility, and not the responsibility of the Company, to timely file the election under Section 83(b) of the Code even if the Participant requests the Company or any of its Affiliates or any of their respective managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) to assist in making such filing. The Participant agrees to provide the Company, on or before the due date for filing such election, proof that such election has been timely filed.

3. Unvested Restricted Units. All of the Restricted Units issued pursuant to this Agreement shall initially be Unvested Class P Units under the Plan, shall not have any voting rights under the Company Agreement, shall be subject to all of the restrictions on Unvested Class P Units (as well as on Class P Units, in general) under the Plan and the Company Agreement, and shall carry only such rights as are conferred on Unvested Class P Units by the Plan and the Company Agreement (the “Unvested Restricted Units”). Unvested Restricted Units will become Vested Restricted Units (as defined below) in accordance with the provisions of Section 4.

4. Vesting of Restricted Units.

(a) Except as otherwise provided in this Section 4, the Unvested Restricted Units shall become Vested Class P Units under the Plan, shall no longer be subject to the restrictions on Unvested Class P Units (but shall remain subject to the restrictions on Class P Units in general and, accordingly, shall have no voting rights) under the Plan and the Company Agreement, and shall carry all of the rights conferred on Vested Class P Units under the Plan and the Company Agreement (the “Vested Restricted Units”) in accordance with the following schedule so long as the Participant remains continuously employed by, or in the service of, the Company or its Affiliates from the Effective Date through each vesting date set forth below:

Vesting Date	Percentage Vested
[ ]	33.34%
[ ]	33.33%
[ ]	33.33%

(b) Upon the occurrence of a Capital Event, all Restricted Units issued to the Participant that have not previously become Vested Restricted Units shall become Vested Restricted Units immediately prior to the occurrence of the Capital Event, provided that the Participant has remained continuously employed by, or in the service of, the Company or its Affiliates from the Effective Date until such Capital Event.

(c) If the Participant experiences a Termination Event by reason of death or Disability, all Restricted Units issued to the Participant that have not previously become Vested Restricted Units shall become Vested Restricted Units upon the occurrence of such Termination Event, provided that the Participant has remained continuously employed by, or in the service of; the Company or its Affiliates from the Effective Date until such Termination Event. For purposes of this Agreement, “Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(d) Notwithstanding any other provision of this Agreement, the Plan or the Company Agreement, all Distributable Cash, other than Tax Distributions made in accordance with Section 4.1(c) of the Company Agreement, to be provided to the Participant by the Company in connection with the Unvested Restricted Units shall be retained by the Company in a separate account (collectively, the “Retained Distributions”). The Company shall distribute to the Participant 100% of the Retained Distributions with respect to each Unvested Restricted Unit within 60 days of it becoming a Vested Restricted Unit.

5. Forfeiture of Restricted Units.

(a) If the Participant experiences a Termination Event by reason of such Person’s: (i) conviction of, or plea of nob contendere to, any felony or other crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude, or similar conduct; (ii) repeated intoxication by alcohol or drugs while performing such Person’s duties in a manner that materially and adversely affects such performance; (iii) malfeasance, in the conduct of such Person’s duties, including, but not limited to, (A) misuse or diversion of funds or property of the Company or its Affiliates, (B) embezzlement, or (C) misrepresentations or concealments, including without limitation on any written reports submitted to the Company or its Affiliates; (iv) material violation of any provision of this Agreement; or (v) failure to perform such Person’s duties or failure to follow or comply with the reasonable and lawful written directives of the Manager, in either case contemplated in this clause (v) after such Person has received written notice of such material failure (“Cause”), then on the Termination Date, the Participant shall forfeit to the Company without consideration all of the Restricted Units (including Restricted Units that remain Unvested Restricted Units and Restricted Units that have become Vested Restricted Units) and all rights arising from such Restricted Units and from being a holder of such Restricted Units (including the rights to any Retained Distributions). The forfeiture of Restricted Units subject to the terms and conditions of this Section 5(a) shall occur immediately and without further action of the Company, the Participant, or any other person upon the termination giving rise to such forfeitures.

(b) If the Participant experiences a Termination Event for any reason other than for Cause or as a result of death or Disability, then on the Termination Date, the Grantee shall forfeit to the Company without consideration all of the Unvested Restricted Units and all rights arising from such Unvested Restricted Units and from being a holder of such Unvested Restricted Units (including the rights to any Retained Distributions). The forfeiture of Unvested Restricted Units subject to the terms and conditions of this Section 5(b) shall occur immediately and without further action of the Company, the Participant, or any other person upon the termination giving rise to such forfeitures.

(c) If the Participant experiences a Termination Event for any reason other than for Cause, including as a result of death or Disability, then the Company or its designee shall have the right (but not the obligation) to repurchase, in accordance with Section 11.6 of the Company Agreement, any or all of the Vested Restricted Units held by the Terminated Participant at a purchase price equal to the then Fair Value of such Class P Units on the Termination Date. Further, if a Termination Event for any reason other than Cause occurs, Employee shall receive one (1) year’s salary and benefits payable commensurate with regular payroll practices, defined and calculated as of the date of termination.

(d) If a Participant engages in a Restricted Activity or otherwise violates any nonsolicitation or noncompetition provision of an agreement with the Company, in each case, whether on or before a Termination Event or at any time within two (2) years following the occurrence of a Termination Event, then all of such Participant’s Restricted Units (including Restricted Units that remain Unvested Restricted Units and Restricted Units that have become Vested Restricted Units), and all rights arising from such Restricted Units and from being a holder of such Restricted Units (including the rights to any Retained Distributions), that have not previously been repurchased by the Company or its designee pursuant to Section 5(c) above may in the sole discretion of the Administrator be cancelled upon written notice to such Participant without consideration. The cancellation of Restricted Units subject to the terms and conditions of this Section 5(d) shall occur immediately and without further action of the Company, the Participant, or any other person upon written notice to the Participant.

6. Representations and Warranties of the Participant and the Company.

(a) The Participant represents and warrants to the Company as follows:

(i) Each of this Agreement, the Plan and the Company Agreement constitute legal, valid, and binding obligations of the Participant, enforceable in accordance with its respective terms, and that the execution, delivery, and performance of this Agreement, the Plan and the Company Agreement by the Participant do not and shall not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Participant is a party or by which the Participant is bound or any judgment, order, or decree to which the Participant is subject.

(ii) The Participant has received all the information the Participant considers necessary in connection with the Participant’s execution of this Agreement, that the Participant has had an adequate opportunity to ask questions and receive answers from the Company and the Participant’s independent legal counsel regarding the terms, conditions, and limitations set forth in this Agreement, the Plan and the Company Agreement and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Participant or to which the Participant had access.

(iii) The Participant understands that the Restricted Units are not registered under the Securities Exchange Act of 1934, as amended (the “Securities Act”), on the ground that the grant provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof or pursuant to Rule 701 promulgated thereunder and cannot be disposed of unless (A) they are subsequently registered or exempted from registration under the Securities Act and (B) such disposition is permitted under this Agreement, the Plan and the Company Agreement.

(iv) Neither the Company nor any of their Affiliates nor any of their respective managers, directors, officers, employees, or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders, or financial representatives) has provided any tax or legal advice to the Participant regarding this Agreement, the Plan or the Company Agreement and the Participant has had an opportunity to receive sufficient tax and legal advice from advisors of the Participant’s own choosing such that the Participant is entering into this Agreement with full understanding of the tax and legal implications thereof.

(v) The Participant acknowledges that Thompson & Knight LLP has not represented the Participant in connection with the preparation and negotiation of this Agreement, the Plan, the Company Agreement and the Company’s other organizational documents, and neither such counsel shall owe any duties whatsoever to the Participant.

(vi) The representations and warranties of the Participant set forth in this Agreement and in the Company Agreement are true and correct.

(b) The Company represents and warrants to the Participant that this Agreement, the Plan and the Company Agreement constitute legal, valid, and binding obligations of the Company, enforceable in accordance with their respective terms, and that the execution, delivery, and performance of this Agreement, the Plan and the Company Agreement by the Company do not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Company is a party or by which the Company is bound or any judgment, order, or decree to which the Company is subject.

7. General Provisions.

(a) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by facsimile transmission to the number, if applicable, set forth below, or sent by internationally recognized overnight or second-day courier service with proof of receipt maintained, at the following address(es) (or any other address(es) that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:

Atlas Sand Company, LLC

5914 W. Courtyard Drive, Suite 200

Austin, Texas 78730-4918

Attn: John Turner

If to the Participant to:

[                ]

Any such notice shall, if delivered personally, be deemed received upon delivery; and shall, if delivered by internationally recognized overnight or second-day courier service, be deemed received on the second Business Day after being sent.

(b) Governing Law; Venue. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. The parties hereby irrevocably consent to the binding and exclusive venue for any legal claim between them or their affiliates arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings in Dallas County, Texas. Nothing in this Agreement, however, precludes any party from seeking to remove a civil action from any state court to federal court.

(c) Amendment and Waiver. Notwithstanding any provision herein to the contrary, no amendment, alteration, suspension or termination of this Agreement shall be made, without the consent of the Participant, if such action would diminish any of the rights of the Participant hereunder. The provisions of this Agreement may be amended or modified only with the prior written consent of the Company and the Participant. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision hereof.

(d) Severability. The provisions of this Agreement are severable; if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect or impair the remainder of this Agreement, and this Agreement shall remain in full force and effect without such invalid, illegal, or unenforceable provision. In addition, any invalid, illegal, or unenforceable provisions shall be, and are, automatically reformed by such court to the maximum limitations permitted by applicable law.

(e) Entire Agreement. The Agreement, the Plan and the Company Agreement embody the complete agreement and understanding among the parties with respect to the subject matter of this Agreement and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. To the extent of any conflict between the provisions of this Agreement, the Plan and the Company Agreement, the provisions of this Agreement shall control.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

(g) Gender and Plurals. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(h) Successors and Permitted Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Participant, the Company, and their respective successors, permitted assigns, and representatives, as the case may be (including subsequent holders of Restricted Units); provided that the rights and obligations of the Participant under this Agreement shall not be assignable except in connection with a transfer of the Restricted Units permitted under the Plan, the Company Agreement and this Agreement. Notwithstanding any other provision of this Agreement or in the Plan or the Company Agreement (i) each Restricted Unit shall remain subject to the terms of the Plan, the Company Agreement and this Agreement (including Sections 4 and 5, which shall be applied based on the Participant’s employment status rather than that of any holder of the Restricted Unit), regardless of who holds such Restricted Unit, and (ii) the effect that the employment of the Participant by the Company or its Affiliates or events related to such employment have on the rights of and restrictions on the Restricted Units, including vesting and the rights of the Company with regard to the Restricted Units under this Agreement, the Plan and the Company Agreement, shall not be altered by any transfer of the Restricted Units. For the avoidance of doubt, each family member of the Participant or any other transferee pursuant to a transfer made in accordance with this Agreement, the Plan and the Company Agreement who acquires Restricted Units from the Participant shall be subject to the provisions of this Agreement as if such family member(s) or other transferee or transferees were a party or parties to this Agreement.

(i) No Guarantee of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or its Affiliate or interfere in any way with the right of the Company or its Affiliate to terminate Participant’s employment or service at any time and for any reason.

(j) Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties to this Agreement and the estate, legal representative, or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.

(k) Headings; References; Interpretation. All Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and shall be deemed to have the meaning “and/or”. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(l) Survival of Representations, Warranties and Agreements. All representations, warranties, and agreements contained in this Agreement shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(m) Deemed Resignations. Unless otherwise agreed to in writing by the Company and the Participant, any termination of the Participant’s employment with the Company or its Affiliate shall constitute an automatic resignation of the Participant as an officer of the Company and its Affiliates (if applicable), and an automatic resignation of the Participant from the board of managers (or similar governing body) of the Company and from the board of managers (or similar governing body) of all Affiliates of the Company (if applicable) and from the board of directors (or similar governing body) of any corporation, limited liability company, or other entity in which the Company holds a direct or indirect equity interest and with respect to which board (or similar governing body) the Participant serves as the designee or other representative of the Company or any of its Affiliates.

(n) WAIVER OF JURY TRIAL. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVES TO THE FULLEST EXTENT ALLOWED BY LAW THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(o) WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, CONSEQUENTIAL, EXEMPLARY, OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY ARBITRATION PROCEEDING.

(p) Section 409A of the Code. The issuance of the Restricted Units is intended to be the grant of a profits interest rather than a deferral of compensation pursuant to Section 409A of the Internal Revenue Code and this Agreement and the issuance of the Restricted Units hereunder shall be construed and interpreted in accordance with such intent. Any action required by either of the parties pursuant to this Agreement will be performed in such a manner that the Restricted Units do not become subject to the provisions of Section 409A of the Internal Revenue Code or the Treasury regulations and other interpretive guidance issued thereunder.

(q) Specific Performance. The Participant acknowledges that the covenants and agreements in this Agreement are of a special nature and that any actual or threatened breach, violation, or evasion of the terms of this Agreement by him will (i) result in damages to the Company in amounts difficult to ascertain, and (ii) give rise to irreparable injury to the Company. Accordingly, the Participant agrees that the Company shall have the right to sue and is entitled to equitable relief, including without limitation injunctive relief (in the form of a temporary restraining order, temporary injunction, and permanent injunction) and specific performance, without the necessity of proof of actual damage or posting a bond, against the actual or threatened breach, violation, or evasion of this Agreement by the Participant in any proceeding that such Company may bring to enforce any provision of this Agreement, including with respect to the enforcement of the subject matter contained in Section 5. The remedies described in this paragraph shall not be deemed to be the exclusive remedies available to the Company for a breach by the Participant of this Agreement, but shall be in addition to all other remedies available at law or equity.

(r) Spousal Provisions.

(i) If the Participant is married on the Effective Date, then the Participant shall cause his spouse to execute a spousal consent in the form set forth on Exhibit A (the “Spousal Consent”) to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement, the Plan and the Company Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in the Restricted Units held by the Participant. Notwithstanding the execution and delivery thereof, such Spousal Consent shall not be deemed to confer or convey to such spouse any rights in the Participant’s Restricted Units that do not otherwise exist by operation of law or by agreement of the parties. If the Participant should marry or remarry subsequent to the Effective Date, the Participant shall, within 30 days thereafter, obtain his new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement, the Plan and the Company Agreement by causing such spouse to execute and deliver a Spousal Consent. If any spouse of the Participant fails to execute the Spousal Consent as required hereunder, until such time as the Spousal Consent is duly executed by such spouse, the Participant’s economic rights associated with the Restricted Units will be suspended and not subject to recovery.

(ii) In the event of a property settlement or separation agreement between the Participant and his spouse, to the extent any interest in or with respect to the Restricted Units is assigned to the Participant’s spouse or former spouse, the Participant shall use his best efforts to assign to such spouse or former spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Participant was entitled with respect to the Restricted Units.

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IN WITNESS WHEREOF, the parties hereto have executed this Participant Agreement as of the date first written above.

ATLAS SAND COMPANY, LLC

By:
Ben M. Brigham, Manager

PARTICIPANT

EXHIBIT A

JOINDER AGREEMENT

[Intentionally Omitted.]

EXHIBIT B

SECTION 83(B) ELECTION FORM

[Intentionally Omitted.]